Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts,” under the headings of “Summary Consolidated Financial and Other Data” and “Selected Historical Consolidated Financial and Other Data” and to the use of our report dated February 11, 2004, in this Registration Statement (Form S-1) and related Prospectus of CDRJ North Atlantic (Lux) S.àr.1 dated February 13, 2004.

          Our audit also included the consolidated financial statement schedule of CDRJ North Atlantic (Lux) S.àr.1 listed in Item 16(b). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule for the year ended December 31, 2002, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG, LLP

Los Angeles, California

February 12, 2004